Rule 424(b)(2)
                                           Registration Statement No. 333-119172
                                            Fixed Rate Notes: CUSIP 125581 AN 8;
                                        Common Code 020665297; ISIN US125581AN88

                                         Floating Rate Notes: CUSIP 125581 AP 3;
                                        Common Code 020665254; ISIN US125581AP37

PRICING SUPPLEMENT NO. 1
Dated November 17, 2004 to
Prospectus, dated October 28, 2004 and
Prospectus Supplement, dated October 29, 2004


                                 $1,000,000,000


                                   [CIT LOGO]
                                 CIT Group Inc.
             $400,000,000 3.650% Senior Notes Due November 23, 2007
          $600,000,000 Floating Rate Senior Notes Due November 23, 2007



                               Joint Lead Managers

   BNP PARIBAS                      Citigroup         Credit Suisse First Boston

                          _____________________________

Bear, Stearns & Co. Inc.                                    Goldman, Sachs & Co.
HSBC                                                         Merrill Lynch & Co.
Morgan Stanley                                              Wachovia Securities

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(X) Senior Note                        (  ) Subordinated Note

Principal Amount:                      $400,000,000 in Fixed Rate Notes;
                                       $600,000,000 in Floating Rate Notes.

Proceeds to Corporation:               99.634% or $398,536,000 for the Fixed
                                       Rate Notes; 99.775% or $598,650,000 for
                                       the Floating Rate Notes.

Underwriters' Commission:              0.225% or $900,000 for the Fixed Rate
                                       Notes; 0.225% or $1,350,000 for the
                                       Floating Rate Notes.

Issue Price:                           99.859% or $399,436,000 for the Fixed
                                       Rate Notes; 100% or $600,000,000 for the
                                       Floating Rate Notes.

Original Issue Date:                   November 23, 2004.

Maturity Date:                         November 23, 2007, provided that if such
                                       day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue from the period from and after the Maturity
                                       Date.

Interest Rate:                         The Fixed Rate Notes will bear interest
                                       at an annual rate of 3.650%.

Interest Rate Basis for the            LIBOR Telerate.
   Floating Rate Notes:

Index Maturity for the Floating Rate   Three months.
   Notes:

Spread for the Floating Rate Notes:    +24 basis points (0.24%).

Interest Rate Calculation for the      LIBOR Telerate determined on the Interest
   Floating Rate Notes:                Determination Date plus the Spread.

Initial Interest Rate for the          LIBOR Telerate determined two London
   Floating Rate Notes:                Business Days prior to the Original Issue
                                       Date plus the Spread.

Specified Currency:                    U.S. Dollars ($).

Delivery:                              The Notes are expected to be delivered in
                                       book-entry form only, to purchasers
                                       through the Depository Trust Company,
                                       Clearstream and Euroclear, as the case
                                       may be, on or about November 23, 2004.

Form:                                  Global Notes.

Interest Reset Dates for the           Quarterly on February 23, May 23, August
   Floating Rate Notes:                23, and November 23 of each year,
                                       commencing on February 23, 2005, provided that if any Interest Reset Date would otherwise fall on a day that is not a Business Day, then the Interest Reset
                                       Date will be the first following day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding
                                       Business Day.

Interest Payment Dates:                Interest will be paid on the Fixed Rate
                                       Notes at maturity and semiannually on May
                                       23 and November 23 of each year,
                                       commencing on May 23, 2005, provided that if any such day is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity
                                       Date.

                                       Interest will be paid on the Floating
                                       Rate Notes at maturity and quarterly

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                                       on February 23, May 23, August 23, and
                                       November 23 of each year, commencing on
                                       February 23, 2005, provided that if any
                                       such day (other than the Maturity Date)
                                       is not a Business Day, the Interest
                                       Payment Date will be the next succeeding
                                       Business Day, except that if such
                                       Business Day is in the next succeeding
                                       calendar month, such Interest Payment
                                       will be the immediately preceding
                                       Business Day, and no interest on such
                                       payment will accrue for the period from
                                       and after the Maturity Date.

Accrual of Interest:                   Interest payments will include the amount
                                       of interest accrued from and including
                                       the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest
                                       Payment Date.

                                       Accrued interest on the Floating Rate
                                       Notes will be computed by adding the
                                       Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest Factor" for any Floating Rate Note for each such day will be computed by multiplying the face amount of the Floating Rate Note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Determination Date for the    Two London Business Days prior to each
   Floating Rate Notes:                Interest Reset Date.

Calculation Date for the Floating      The earlier of (i) the fifth Business Day
   Rate Notes:                         after each Interest Determination Date,
                                       or (ii) the Business Day immediately
                                       preceding the applicable Interest Payment
                                       Date.

Maximum Interest Rate for the          Maximum rate permitted by New York law.
   Floating Rate Notes:

Minimum Interest Rate for the          0.0%
   Floating Rate Notes:

Exchange Listing:                      None.

Other Provisions:                      "Fixed Rate Notes" means the $400,000,000
                                       3.650% Senior Notes Due November 23,
                                       2007.

                                       "Floating Rate Notes" means the
                                       $600,000,000 Floating Rate Senior Notes
                                       Due November 23, 2007, and together with the Fixed Rate Notes, the "Notes".

                                       "LIBOR Telerate" means the rate for
                                       deposits in U.S. dollars having the Index
                                       Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

                                       "Telerate Page 3750" means the display
                                       page designated as page 3750 on the
                                       Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London Interbank Offered Rates).

                                       "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, which day is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

                                       "London Business Day" means any day on
                                       which deposits in U.S. dollars are

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


                                       transacted in the London interbank
                                       market.

Trustee, Registrar, Authenticating     J.P. Morgan Trust Company, National
   Agent, U.S. Calculation Agent and    Association.
   U.S. Paying Agent:

CUSIP:                                 125581 AN 8 for the Fixed Rate Notes;
                                       125581 AP 3 for the Floating Rate Notes.

Common Code:                           020665297 for the Fixed Rate Notes;
                                       020665254 for the Floating Rate Notes.

ISIN:                                  US125581AN88 for the Fixed Rate Notes;
                                       US125581AP37 for the Floating Rate Notes.


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


                              PLAN OF DISTRIBUTION

         We have entered into a terms agreement, dated as of November 17, 2004, with the Underwriters named below, for whom BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Credit Suisse First Boston LLC are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the Underwriters, and each of the Underwriters have severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

              Underwriters of Notes                    Principal Amount of
              ---------------------                    -------------------
                                                    Fixed Rate        Floating
                                                      Notes          Rate Notes
                                                      -----          ----------
BNP Paribas Securities Corp......................  $106,667,000     $160,000,000
Citigroup Global Markets Inc.....................   106,667,000      160,000,000
Credit Suisse First Boston LLC...................   106,667,000      160,000,000
HSBC Securities (USA) Inc........................    13,334,000       20,000,000
Bear, Stearns & Co. Inc..........................    13,333,000       20,000,000
Goldman, Sachs & Co..............................    13,333,000       20,000,000
Merrill Lynch, Pierce, Fenner
           & Smith Incorporated..................    13,333,000       20,000,000
Morgan Stanley & Co. Incorporated................    13,333,000       20,000,000
Wachovia Capital Markets, LLC....................    13,333,000       20,000,000
                                                   ------------     ------------
     Total.......................................  $400,000,000     $600,000,000
                                                   ============     ============

         We have been advised by the Underwriters that they propose initially to offer the Notes to the public at the public offering prices set forth on page one of this pricing supplement, and to certain dealers at a price less a concession not in excess of 0.100% of the principal amount of the Notes. The Underwriters may allow, and the dealers may reallow, a concession to certain other dealers not in excess of 0.100% of the principal amount of the Notes. After the initial public offering, the public offering prices and these concessions may be changed from time to time.

         The Notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the Notes may not be liquid.

         The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Notes if any are purchased.

         In connection with this offering, some or all of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those Underwriters and affiliates may bid for or purchase Notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase Notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

         Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

         The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

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

         Credit Suisse First Boston LLC will make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC based on transactions it conducts through the system. Credit Suisse First Boston LLC will make the Notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

         Other than this pricing supplement, the accompanying prospectus and prospectus supplement and any registration statement of which they form a part, each in electronic format as filed with the SEC, the information on any Web site is not a part of this pricing supplement, the accompanying prospectus or prospectus supplement or any registration statement of which they form a part.

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